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                                  EXHIBIT 10.1


                        SUPERCONDUCTOR TECHNOLOGIES, INC.

                              EMPLOYMENT AGREEMENT

      This Agreement is entered into as of January 1, 2001, (the "Effective Date") by and between Superconductor Technologies Inc. (the "Company") and M. Peter Thomas (the "Executive").

      In consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and between the parties as follows:

      1. POSITION AND DUTIES. Executive shall continue to be employed as President and Chief Executive Officer of the Company, reporting to the Company's Board of Directors, and assuming and discharging such responsibilities as are commensurate with Executive's position. Executive shall also be nominated to the Company's Board of Directors. Executive acknowledges that frequent travel may be necessary in carrying out his duties hereunder. Executive shall perform his duties faithfully and to the best of his ability and shall devote his full business time and effort to the performance of his duties hereunder.

      2. AT-WILL EMPLOYMENT. The parties agree that the Executive's employment with the Company shall be "at-will" employment and may be terminated at any time with or without cause or notice. No provision of this Agreement shall be construed as conferring upon Executive a right to continue as an Executive of the Company.

      3. COMPENSATION. For all services to be rendered by Executive pursuant to this Agreement, Executive's annual base salary is presently $300,000 (the "Base Salary"), payable monthly in accordance with the Company's normal payroll practices. Executive shall also be eligible for periodic cash bonuses, as authorized by the Board of Directors (or the Compensation Committee) in its sole discretion (each a "Bonus").

      4. OTHER BENEFITS.

            (a) GENERAL PROGRAMS. Executive shall be entitled to participate in the employee benefit plans and programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its Executives at any time.

            (b) AUTOMOBILE LEASE. Company shall continue to lease an automobile for Executive. Upon termination of Executive's existing lease, the Company will lease a comparable new model for Executive.

            (c) STOCK OPTIONS. Executive shall remain eligible for future option grants in the sole discretion of the Board of Directors.

      5. EXPENSES. The Company shall reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

      6. TERMINATION.


                                Exhibit 10.1 - 1
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            (a) INVOLUNTARY TERMINATION. If Executive's employment with the
Company terminates in an Involuntary Termination, then for a period of twelve
(12) months following Executive's termination: (i) Executive shall be entitled to receive continuing payments of severance pay at a rate equal to Executive's current Base Salary, (ii) any Bonus for such period which had been previously authorized, and (iii) the Company shall make available to Executive and Executive's spouse and dependents, at the Company's expense, group health, life and other similar insurance plans substantially comparable to the group health, life and other similar insurance plans in which Executive or such dependents participated on the date of such termination. In addition, all unvested options of Executive for Company equity shall be immediately vested on the date upon which Executive's employment with the Company terminates in an Involuntary Termination.

            (b) OTHER TERMINATION. If Executive's employment terminates other than in an Involuntary Termination, then Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement, but may be eligible for those benefits (if any) as may then be established under the Company's severance and benefits plans and policies existing at the time of such termination.

      7. DEFINITIONS.

            (a) CAUSE. "Cause" shall mean the occurrence of anyone or more of the following:

                  (i) Executive's conviction by, or entry of a plea of guilty or nolo contendere in, a court of final jurisdiction for any crime which constitutes a felony in the jurisdiction involved;

                  (ii) Executive's misappropriation offends or commission of an act of fraud; whether prior or subsequent to the date hereof, upon the Company;

                  (iii) negligence by Executive in the scope of Executive's services to the Company;

                  (iv) a breach by Executive of a material provision of this Agreement; or

                  (v) a failure of Executive to substantially perform his duties hereunder.

      Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause without (i) reasonable notice to Executive setting forth the reasons for Company's intention to terminate for Cause, and (ii) an opportunity for Executive, together with his counsel, if any, to be heard before the Board.

            (b) INVOLUNTARY TERMINATION. "Involuntary Termination" shall mean
(i) without Executive's express written consent, a material reduction of Executive's duties or responsibilities relative to Executive's duties or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such duties and responsibilities, unless Executive is provided with comparable duties and responsibilities over the same business unit; (ii) without Executive's express written consent, a material reduction of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction; (iii) without Executive's express written consent, a reduction by the Company of Executive's Base Salary in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of Executive benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced; (v) any purported termination of the Executive by the Company which is not effected for Cause or for which the grounds relied upon are not valid; or (vi) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 9 below. The conversion of the Company into a subsidiary, division or other business unit of any Successor entity as contemplated by Section 9 below shall not constitute a triggering event under clause "i" of this Section 7 provided Executive has substantially the same duties and responsibilities over such subsidiary, division or other business unit immediately before and after such conversion.

      8. RIGHT TO ADVICE OF COUNSEL. Executive acknowledges that he has had the right to consult with counsel and is fully aware of his rights and obligations under this Agreement.


                                Exhibit 10.1 - 2
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      9. SUCCESSORS.

            (a) COMPANY'S SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company," shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

            (b) EXECUTIVE'S SUCCESSORS. Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

      10. NOTICE CLAUSE.

            (a) MANNER. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party .

            (b) EFFECTIVENESS. Any notice or other communication required or permitted to be given under this Agreement will be deemed given on the day when delivered in person, or the business day after the day on which such notice was mailed in accordance with Section 10(a).

      11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the state of California.

      12. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.

      13. CONFIDENTIALITY. Executive acknowledges that he previously executed an Executive Proprietary Information Agreement with the Company, dated April 13, l997, and hereby reaffirms his obligations thereunder.

      14. INTEGRATION. Except for any confidentiality agreement executed by Executive, this Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including without limitation the letter agreement between the parties dated April 3, 1997. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.


                                Exhibit 10.1 - 3

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      15. TAXES. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

      IN WITNESS WHEREOF, each of the parties has duly executed this Agreement effective as of the day and year first above written.


                                            SUPERCONDUCTOR TECHNOLOGIES INC.


                                            /s/ JOHN D. LOCKTON
                                            ------------------------------------
                                            John D. Lockton
                                            Chairman of the Board


                                            EXECUTIVE



                                            /s/ M. PETER THOMAS
                                            ------------------------------------
                                            M. Peter Thomas












                                Exhibit 10.1 - 4